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Exhibit 11.1

                        GENERAL NUTRITION COMPANIES, INC. AND SUBSIDIARIES
                           Computation of Net Earnings (Loss) Per Share


                              12 Weeks Ended             36 Weeks Ended
                         October 11,   October 12,  October 11,  October 12,
                            1997           1996         1997        1996
                               (in thousands except per share amounts)

Net earnings (loss)      $ 23,932      $ 17,870      $ 70,845   $ (13,831)
 available for common
 shares

Common stock               81,040        82,853        80,896      86,364
Outstanding stock options   2,200         1,717         2,028           -
Primary weighted average
 common shares             83,240        84,570        82,924      86,364

Common stock               81,040        82,853        80,896      86,364
Outstanding stock options   2,305         2,144         2,305           -
Fully diluted weighted
 average common shares     83,345        84,997        83,201      86,364


Primary earnings (loss)
  per share               $  0.29        $ 0.21        $ 0.85      $(0.16)

Fully diluted earnings
  (loss) per share        $  0.29        $ 0.21        $ 0.85      $(0.16)